CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS FINANCIAL RESULTS
FOR Q3-05, BRIDGE FUNDING, CONVERSION OF PREFERRED SHARES,
UPDATE ON OxyADF™ DEVELOPMENT and CASH RESERVES

Palatine, IL, November 10, 2005: Acura Pharmaceuticals, Inc. (OTC.BB - ACUR) today announced a net loss of $1.6 million or $0.07 per share for the quarter ended September 30, 2005 compared to a net loss of $51.5 million or $2.35 per share for the same period in 2004. Included in the quarter ended September 30, 2004 is a non-cash charge of $47.8 million for amortization and write-off of debt discount and private debt offering costs.

For the nine months ended September 30, 2005, the Company’s net loss was $5.0 million or $0.22 per share compared to a net loss of $67.9 million or $3.12 per share for the same period in 2004. During the nine months ended September 30, 2004, the Company recorded gains of $12.4 million from debt restructuring and $2.4 million from the divestment of certain non-revenue generating assets. Expenses for the nine month period ended September 30, 2004 included, among other things, a non-cash charge for amortization and write-off of debt discount and private debt offering costs of $72.5 million.

Bridge Funding

On November 9, 2005, the Company completed the closing of a bridge loan transaction providing gross proceeds to the Company of $800,000. The bridge loan was made in accordance with a Loan Agreement, dated November 9, 2005 (the “November 2005 Bridge Loan Agreement”) by and among the Company, Galen Partners III, LP, Galen Partners International III, LP, Galen Employee Fund III, LP, Care Capital Investments II, LP, Care Capital Offshore Investments II, LP, and Essex Woodlands Health Venture V, LP, and such additional lenders as may become a party thereto pursuant to the terms of the November 2005 Bridge Loan Agreement (collectively, the “November 2005 Bridge Lenders”). The November 2005 Bridge Loan Agreement provides for additional bridge loan indebtedness in the principal amount of up to $250,000. No assurance can be given, however, that any additional bridge loans will be made to the Company by the November 2005 Bridge Lenders. The Company will use the proceeds from the bridge loan to continue developing its Aversion® Technology and to fund operating expenses. The bridge loan is secured by a lien on all of the Company’s assets, senior in right of payment and lien priority to all other indebtedness of the Company, bears interest at the rate of ten percent (10%) per annum and matures on June 1, 2006.

Conversion of Preferred Shares

Effective November 10, 2005, all of the Company’s issued and outstanding shares of preferred stock were automatically and mandatorily converted into the Company’s common stock in accordance with the terms of the Company’s Restated Certification of Incorporation (the “Preferred Stock Conversion”).

On November 10, 2005, the Company received the consent to the Preferred Stock Conversion from GCE Holdings, LLC. GCE Holdings, LLC is the assignee of all Preferred Stock formerly held by each of Galen Partners International III, LP, Galen Partners III, LP, Galen Employee Fund III, LP, Care Capital Investments II, LP, Care Capital Offshore Investments II, LP, and Essex Woodlands Health Ventures V, LP. GCE Holdings, LLC held in excess of 51% of the Company’s issued and outstanding Series A Preferred Stock. Therefore, in accordance with the terms of the Company’s Restated Certificate of Incorporation, all shares of all classes of the Company’s preferred stock were automatically and mandatorily converted into an aggregate of approximately 305.4 million shares of the Company’s common stock. Had this conversion taken place on January 1, 2005, the Company's reported loss per share for the three months and nine months ended September 30, 2005 would have been $0.0 and $0.02 respectively.

Common Stock Issued and Outstanding

After giving effect to the Preferred Stock Conversion, effective November 10, 2005 the Company has an aggregate of approximately 329.0 million shares of Common Stock issued and outstanding. Effective November 10, 2005, the Company has no remaining preferred stock issued and outstanding.

Status of Development of OxyADF™ Tablets

The Company’s lead product candidate, OxyADF™ tablets (formerly referred to by the Company as Product Candidate #2) is being developed pursuant to an active investigational new drug application (“IND”) on file with the United States Food and Drug Administration (“FDA”). The FDA has confirmed that OxyADF™ is an appropriate product candidate for submission as a 505(b)(2) new drug application (“NDA”). To date the Company, in concert with its clinical contract research organizations (‘CRO”), has completed patient enrollment in one phase I clinical trial and one phase II clinical trial relating to the development of OxyADF™. The data from these clinical studies are being analyzed and the Company, subject to the results of the analyses, intends to use such data in its 505(b)(2) NDA submission for OxyADF™. In written correspondence to the Company, the FDA has confirmed that completion of certain additional clinical studies will be required prior to submission of a 505(b)(2) NDA for OxyADF™.

In furtherance of the Company’s development of OxyADF™, the Company, in concert with an independent clinical CRO, has completed a pivotal bioequivalence study for OxyADF™ using tablets from batches manufactured by the Company at its Culver, Indiana facility at a scale of sufficient size to fulfill the FDA’s requirements for a 505(b)(2) NDA submission. The final report from the CRO confirms that OxyADF™ is bioequivalent to the applicable reference listed drug. The Company intends to use such data in its 505(b)(2) NDA submission for OxyADF™.

In addition, the Company, in concert with an independent laboratory CRO, completed a pivotal study to assess certain properties of OxyADF™ using tablets from batches manufactured by the Company at its Culver, Indiana facility at a scale of sufficient size to fulfill the FDA’s requirements for a 505(b)(2) NDA submission. The final report from this pivotal laboratory study confirms that extracting the active opioid ingredient from OxyADF™ tablets in a form which may be abused via intravenous injection is substantially more difficult than extracting the active opioid ingredient from several currently marketed opioid-based commercial products. The Company intends to utilize the data from this pivotal laboratory study in its 505(b)(2) NDA submission for OxyADF™.

Estimating the dates of completion of clinical development, and the costs to complete development, of the Company's product candidates, including OxyADF™, would be highly speculative, subjective and potentially misleading. Pharmaceutical products require significant time to research, develop and commercialize. The Company expects to reassess its future research and development plans based on the review of data received from current research and development activities. The cost and pace of future research and development activities are linked and subject to change. At this stage there can be no assurance that any of the Company’s research and development efforts, including those for OxyADF™, will lead to a 505(b)(2) NDA submission or that if NDA submissions are made with the FDA, that any such submission will be approved by the FDA.

Commercial Strategy Update

To generate revenue the Company plans to enter into development and commercialization agreements with strategically focused pharmaceutical company partners (the "Partners") providing that such Partners license OxyADF™ tablets and other product candidates utilizing the Company’s Aversion® Technology and further develop, register and commercialize multiple formulations and strengths of such product candidates. The Company expects to receive milestone payments and a share of profits and/or royalty payments derived from the Partners' sale of products incorporating the Aversion® Technology. Future revenue, if any, will be derived from milestone payments and a share of profits and/or royalty payments relating to such collaborative partners' sale of products incorporating the Aversion® Technology. To date, the Company does not have any executed collaborative agreements with Partners, nor can there be any assurance that the Company will successfully enter into such collaborative agreements in the future.

Cash Reserves Update

Pending the negotiation and closing of appropriate licensing agreements with pharmaceutical company partners, of which no assurance can be given, the Company must rely on its current cash reserves and third-party financing to fund the Company's operations. The Company estimates that its current cash reserves, including the net proceeds from the loans advanced under the November 2005 Bridge Loan Agreement, will fund continued development of OxyADF™ and related operating expenses through January, 2006. No assurance can be given that such cash resources will be sufficient to fund the continued development of OxyADF™ until such time as we generate revenue from the license to third parties of OxyADF™ or other products incorporating the Aversion® Technology. Moreover, no assurance can be given that we will be successful in raising additional financing to fund operations or, if funding is obtained, that such funding will be sufficient to fund operations until the Company's product candidates incorporating our Aversion® Technology, may be commercialized. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc., together with its subsidiaries, is a specialty pharmaceutical development company engaged in development of proprietary abuse deterrent, abuse resistant and tamper proof formulation technologies ("Aversion® Technology") intended to discourage abuse of orally administered opioid analgesic products.

Forward Looking Statements

This press release contains forward looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended that are based on management's beliefs and assumptions, current expectations, estimates and projections. Investors are cautioned that forward looking statements involve risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. The most significant of such factors include, but are not limited to, general economic conditions, competitive conditions, technological conditions and governmental legislation. More specifically, important factors that may affect future results include, but are not limited to: our ability to secure additional financing to fund continued operations and product development; our ability to continue to attract and retain highly skilled personnel; our ability to secure and protect our patents, trademarks and proprietary rights; our ability to successfully develop and license our product candidates and the Aversion® Technology; our ability to compete successfully against current and future competitors; the availability of DEA controlled substances that constitute the active ingredients for our products in development; difficulties or delays in clinical trials for our products or in the manufacture of our products; and other risks and uncertainties detailed in Company filings with the Securities and Exchange Commission. The Company may never have any licensing agreements or products that generate significant revenue. Further, the forward looking statements speak only as of the date of such statements are made, and the Company undertakes no obligation to update any forward looking statements to reflect events or circumstances after the date of such statements. Any or all of the forward looking statements whether included in this release or in the Company’s filings with the Securities and Exchange Commission, may turn out to be wrong. Readers should remember that no forward looking statement can be guaranteed and other factors besides those listed above could adversely affect the Company, its operating results or financial condition.

This and past press releases for Acura Pharmaceuticals, Inc. are available at Acura’s web site at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(unaudited)	(audited)
	30-Sep	December 31,
	2005	2004
ASSETS

Current Assets	$717	$3,410

Property, Plant and Equipment, Net	1,389	1,555

Other Assets	7	2

	$2,113	$4,967

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities	1,962	988

Long Term Debt	5,040	5,064

Stockholders' Deficit	(4,889)	(1,085)

	$2,113	$4,967

ACURA PHARMACEUTICALS, INC.
FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	(unaudited)		(unaudited)
	Nine Months Ended		Three Months Ended
	30-Sep		30-Sep
	2005	2004	2005	2004
Net Revenues	$-	$838	$-	$-

Operating Costs
Cost of Manufacturing	-	1,437	-	-
Research and Development	2,527	3,179	845	1,937
Selling, Marketing, General and Administrative	2,120	4,236	628	1,873

Loss from Operations	(4,647)	(8,014)	(1,473)	(3,810)

Other Income (Expense)
Interest Expense	(434)	(2,839)	(171)	(687)
Interest Income	30	40	6	18
Amortization and write-off of
Debt Discount and Private Offering Costs	-	(72,491)	-	(47,836)
Gain on Asset Disposals	85	2,388	3	633
Gain on Debt Restructure	-	12,401	-	-
Other	1	603	-	202

Total Other Expense	(318)	(59,898)	(162)	(47,670)

NET LOSS	$(4,965)	$(67,912)	$(1,635)	$(51,480)

Basic and Diluted Loss Per Share	$(0.22)	$(3.12)	$(0.07)	$(2.35)

Weighted Average Number of Shares Outstanding	22,906	21,749	23,169	21,928